Exhibit 99.1
Media Inquiries (312) 606-4356
Investor Relations (312) 606-4125
USG CORPORATION ANNOUNCES SENIOR MANAGEMENT CHANGES
     CHICAGO, December 9, 2005 — Building materials leader USG Corporation (NYSE:USG) has announced several senior-level management changes in order to continue its record-setting operating performance, build new platforms for growth and continue working toward a fair resolution of its Chapter 11 case.
     The changes, which are effective January 1, 2006, recognize four senior USG executives for their outstanding achievements. The executives and their new positions are:
•	James S. Metcalf, President and Chief Operating Officer, USG Corporation

•	Edward M. Bosowski, Executive Vice President and Chief Strategy Officer, USG Corporation and President, USG International

•	Dominic A. Dannessa, Vice President, USG Corporation and Executive Vice President, Manufacturing, Building Systems

•	Fareed A. Khan, Vice President, USG Corporation and Executive Vice President, Sales and Marketing, Building Systems
     “I am pleased to announce these promotions, which acknowledge the many valuable contributions that Jim, Ed, Dom and Fareed have made to USG’s success over the years,” said William C. Foote, USG Corporation Chairman and CEO. “Their talents and new roles will help us continue the terrific progress we have made in our businesses.”
- more -

USG CORPORATION ANNOUNCES CHANGES / PAGE 2
     Metcalf will oversee USG’s North American operating subsidiaries, including United States Gypsum Company, USG Interiors, Inc., CGC Inc., USG Mexico and L&W Supply Corporation in the manufacture, sales, marketing and distribution of gypsum, ceilings and related products. He formerly served as Executive Vice President, USG Corporation and President, Building Systems.
     Bosowski will direct USG’s overall growth plan and strategy, international operations and the strategic technology, supply chain and growth functions. He previously served as Executive Vice President, Marketing and Corporate Strategy, USG Corporation and President, USG International.
     Dannessa will oversee United States Gypsum Company and USG Interiors, Inc. manufacturing operations, as well as manufacturing administration, synthetic gypsum strategy and paper strategy. He formerly served as Senior Vice President, Manufacturing, Building Systems.
     Khan will have responsibility for sales, national accounts, marketing, customer relationship management and specialty products. He previously served as Senior Vice President, Supply Chain Management, Customer Information Management and Information Technology, Building Systems.
     These promotions follow the earlier appointment of Brendan J. Deely as Vice President, USG Corporation and President and Chief Operating Officer of L&W Supply Corporation, USG’s building materials distribution subsidiary. He previously served as Senior Vice President and Chief Operating Officer, L&W Supply Corporation.
- more -

USG CORPORATION ANNOUNCES CHANGES / PAGE 2
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For additional information, visit the USG Web site at www.usg.com.
# # #